Exhibit 8
Jones Day
1420 Peachtree Street, N.E.
Suite 800
Atlanta, Georgia 30309-3053
October 10, 2006
Sprint Nextel Corporation
2001 Edmund Halley Drive
Reston, Virginia 20191
Ladies and Gentlemen:
     We have acted as counsel to Sprint Nextel Corporation (the “Company”) in connection with (i) the proposed issuance of the Company’s guarantees of the 8 1/8% Senior Notes due 2011 ($450,000,000 principal amount outstanding) and 8 1/8% Senior Notes due 2011 ($25,000,000 principal amount outstanding) (together, the “Notes”) of Nextel Partners, Inc., a Delaware corporation and subsidiary of the Company, pursuant to a Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”) and (ii) the solicitation of the approval of certain amendments to the indentures relating to the Notes.
     In connection with this opinion, we have reviewed and are relying upon the information in the Registration Statement, including the exhibits thereto, the related prospectus, and such other documents, records and instruments as we have deemed necessary or appropriate for purposes of this opinion. We have not made an independent investigation to determine the accuracy or completeness of such facts and representations, and our opinion is conditioned on the accuracy and completeness of such facts and representations.
     Based on and subject to the foregoing, we hereby confirm our opinion set forth in the discussion in the prospectus contained in the Registration Statement under the caption “United States Federal Income Tax Considerations,” insofar as such discussion constitutes statements of United States federal income tax or legal conclusions, and subject to the assumptions, limitations, and conditions set forth therein.
     Our opinion is based on the relevant provisions of the Internal Revenue Code of 1986, as amended, and on administrative interpretations, judicial decisions and regulations thereunder or pertaining thereto as in effect on the date of this letter. These authorities are subject to change, which could either be prospective or retroactive in nature, and we can provide no assurance as to the effect that any such change may have on the opinion that we have expressed above. We assume no obligation to inform you of any such change.
     We hereby consent to the filing with the Securities and Exchange Commission of this opinion as an exhibit to the Registration Statement and to the reference to this firm in the prospectus constituting part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,
/s/ Jones Day